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                                                                    Exhibit 99.1
                                                                    ------------


For Immediate Release
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              AASTROM BIOSCIENCES RETAINS SALOMON SMITH BARNEY FOR
                        MERGER AND ACQUISITION SERVICES

 -- Company Plans to Streamline Operations to Facilitate Merger and Acquisition
                                 Activities  --

Ann Arbor, Michigan, October 5, 1999 -- Aastrom Biosciences, Inc. (Nasdaq: ASTM) announced today the retention of Salomon Smith Barney to assist the Company with corporate strategic alternatives, including possible merger or acquisition. Concurrent with this action, Aastrom plans to reduce operations to align the use of its current resources with the Company's increased focus on the merger and acquisition process.

"The purpose of these expanded acquisition activities is to seek broader market opportunities for the AastromReplicell(TM) System product line and to develop new product areas for Aastrom's technology," stated R. Douglas Armstrong, Ph.D., President and CEO of Aastrom Biosciences. Dr. Armstrong continued, "Given the current financing alternatives available to the Company in the capital markets in both the U.S. and Europe, we believe that a business combination can best achieve these objectives. Salomon Smith Barney will provide us with significant expertise in this process."

Aastrom has developed technology to enable the production of primary human cells outside of the body and the AastromReplicell(TM) System to make living cells accessible to care providers and patients for therapeutic procedures. This patented technology has been shown to enable the production of human stem cells, and allows other human cells such as T-cells, dendritic cells, and the cells that give rise to bone and cartilage, to be grown with superior biological characteristics compared to standard cell culture processes.

Aastrom is currently selling the AastromReplicell(TM) System in Europe for stem cell and cord blood transplants, and has conducted clinical trials in the U.S. for similar applications, including a Phase III-type trial in breast cancer patients which is currently in process. The plan to reduce operations towards a new strategic alliance will cause a suspension of further European marketing of the AastromReplicell(TM) System and also deferral of Aastrom's U.S. clinical trial programs. This action will allow the Company to reduce headcount to bring down overall operating expenses. Aastrom intends to continue grant-funded research activities, as well as preparatory activities for clinical trials in adult cord blood transplantation and in the treatment of severe osteoporosis, while merger and acquisition efforts are underway.

The Company also recently established a wholly-owned German subsidiary, Zellera AG (Zellera), in Berlin, to pursue the development of non-stem cell therapy applications of the Company's technologies. Private equity and German government-subsidized funding is being pursued. This funding, if obtained, will be used to support Zellera's own operations, but is not expected to directly support Aastrom.

Aastrom Biosciences, Inc. is pioneering the development of proprietary clinical systems including the AastromReplicell(TM) System, a first of its kind product, to enable physicians and
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patients greater accessibility to cells used for therapy. Aastrom has received patents covering methods and devices for the ex vivo production of human stem and other types of cells, as well as for the genetic modification of stem cells. The AastromReplicell(TM) System is under development, and is not available for sale at this time in the U.S., except for research and investigational use.


This document contains forward-looking statements, including without limitation, statements concerning potential strategic alliances, product development objectives, clinical trial results, commercial introduction, and potential advantages of the AastromReplicell(TM) System, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "anticipates," "believes," "intends," "expects," "plans," and other
words of similar meaning.   Actual results may differ significantly from the
expectations contained in the forward-looking statements. Among the factors that may result in differences are the availability of resources, evaluations by potential strategic collaborators or acquirers, the results obtained from clinical trial and development activities, regulatory approval requirements, market demand in areas where the Company's products have been launched and the degree to which the Company's products achieve market acceptance. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form-10K and other filings with the Securities and Exchange Commission.



Contact:            Todd E. Simpson
                    VP Finance & Administration, CFO
                    Aastrom Biosciences, Inc.
                    phone:  734-930-5777


Investor & Media
Contacts:           Francesca T. DeVellis
                    Feinstein Kean Partners Inc.
                    phone:  617-577-8110